Exhibit 99.1

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Morris Moore (336) 741-3116	Media: Maura Payne (336) 741-6996	RAI 2012-05

RAI completes business analysis

WINSTON-SALEM, N.C. – March 14, 2012 – Reynolds American Inc. (NYSE: RAI) and several of its operating companies have completed a three-month business analysis designed to identify resources to reinvest in the businesses to sustain their growth momentum.

The business analysis included Reynolds American Inc., RAI Services Company and most departments within R.J. Reynolds Tobacco Company.

As a result of this initiative, the total U.S. workforce of RAI and its subsidiaries will decline by a net of about 10 percent by the end of 2014. Job eliminations during that period will be partially offset by the hiring of new employees as and where needed. A majority of the people leaving the companies are doing so on a voluntary basis.

The company said it expects to generate savings of about $25 million associated with the workforce restructuring by year-end 2012. Those savings will increase to about $70 million annually in 2015.

Severance, benefits and related costs associated with the workforce reduction will be about $110 million. The pre-tax restructuring charge to be recorded in the first quarter will include the $110 million of severance, benefits and related costs plus the impact of non-cash costs related to pension and postretirement expenses.

Any impact of the charges and cost reductions on RAI’s full-year earnings guidance will be addressed in the company’s first quarter earnings announcement.

“Our businesses’ four key brands are all on a growth trajectory,” said Daniel M. Delen, Reynolds American’s president and CEO. “In order to sustain that growth, we need to ensure we have the financial resources and employees aligned behind the right programs and processes. While this analysis was difficult because of the impact on jobs, we are pleased that the majority of people leaving the companies will be doing so on a voluntary basis.

“We are committed to a long-term, highly successful future for RAI and its operating companies. Our industry is in transition and in order for us to maintain our momentum, we must have the flexibility to move quickly when marketplace opportunities present themselves,” Delen said.

Web Disclosure

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; and Niconovum AB.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include many of the best-selling cigarettes in the U.S.:

Camel, Pall Mall, Winston, Kool, Doral and Salem.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly, Kodiak, and Levi Garrett.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products, and manages and markets other super-premium brands.

•	Niconovum AB markets innovative nicotine replacement therapy products in Sweden under the Zonnic brand name.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com.

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